Exhibit (i)

[LOGO] VEDDER PRICE                    VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                                       222 NORTH LASALLE STREET
                                       CHICAGO, ILLINOIS 60601-1003
                                       312-609-7500
                                       FACSIMILE: 312-609-5005

                                       A PARTNERSHIP INCLUDING VEDDER, PRICE,
                                         KAUFMAN & KAMMHOLZ, P.C.
                                       WITH OFFICES IN CHICAGO AND NEW YORK CITY


                                                               November 18, 1999


Kemper Horizon Fund
222 South Riverside Plaza
Chicago, Illinois 60606

Ladies and Gentlemen:

      Reference is made to Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Kemper Horizon Fund (the "Fund") in connection with the public offering from time to time of units of beneficial interest, no par value ("Shares"), in the Kemper Horizon 20+ Portfolio, Kemper Horizon 10+ Portfolio and Kemper Horizon 5 Portfolio (each, a "Portfolio" and collectively, the "Portfolios").

      We have acted as counsel to the Fund, and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

      Based upon the foregoing and assuming that the Fund's Agreement and Declaration of Trust dated June 12, 1995 as amended by the Written Instrument Amending the Agreement and Declaration of Trust dated September 7, 1995, and the Written Instrument Changing the Name of the Existing Series and Establishing and Designating Two Additional Series dated September 8, 1995, the Written Instrument Establishing and Designating Separate Classes of Shares dated September 16, 1995, the Written Instrument Changing the Name of the Existing Series, dated November 10, 1995 and the Amended and Restated Written Instrument Establishing and Designating Separate Classes of Shares dated March 6, 1996 and the By-Laws of the Fund adopted

September 16, 1995, are presently in full force and effect and have not been amended in any respect and that the resolutions adopted by the Board of Trustees of the Fund on September 16, 1995, November 10, 1995 and March 6, 1996 relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Fund is a validly existing voluntary association with transferrable shares under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of Shares in the Portfolios; and (b) presently and upon such further issuance of the Shares in accordance with the Fund's Agreement and Declaration of Trust and the receipt by the Fund of a purchase price not less than the net asset value per Share and when the pertinent provisions of the Securities Act of 1933 and such "blue-sky" and securities laws as may be applicable have been complied with, and assuming that the Fund continues to validly exist as provided in (a) above, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.

      The Fund is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund or the Portfolios. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts and obligations of the Fund or a Portfolio and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate share or undertaking made or issued by the Trustees or officers of the Fund. The Agreement and Declaration of Trust provides for indemnification out of the property of the Portfolios for all loss and expense of any shareholder of that Portfolio held personally liable for the obligations of such Portfolio. Thus, the risk of liability is limited to circumstances in which the Portfolios would be unable to meet its obligations.

      This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.


                                      Very truly yours,

                                      /s/Vedder, Price, Kaufman & Kammholz

                                      VEDDER, PRICE, KAUFMAN &
                                      KAMMHOLZ

COK/DAS